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                                                                    Exhibit 10.9

                            PLUMTREE SOFTWARE, INC.
                          235 Pine Street, 16th Floor
                        San Francisco, California 94104


July 27, 1998

John Kunze
325 University Avenue
Menlo Park, CA 94025

Dear John:

     I am delighted to extend to you this employment offer as President and Chief Executive Officer of Plumtree Software, Inc. (the "Company") reporting to the Board of Directors. This letter outlines commitments that we have verbally communicated.

     Your base salary will be $200,000 per annum, payable in accordance with the Company's standard practices. For the year ended December 31, 1999, you will be eligible to receive a bonus in addition to your base salary in an amount of up to $100,000, or fifty percent of your base salary. Payment of the bonus will be payable following that year end to the extent that you and the Company realize objectives to be established by you and the Board of Directors for that fiscal year (the "CEO Objectives"). Realization of such goals will reasonably and conclusively be determined by the Board of Directory. No bonus will be payable for the year ended December 31, 1998. In addition, in the even that your employment is terminated without cause, as reasonably and conclusively determined by the Board of Directors, the Company will pay you an additional (i) twelve months of base salary at the time of termination, if terminated prior to one year from your employment commencement date, or (ii) six months of base salary at the time of termination, if terminated any time thereafter. For the purposes of this letter: (a) "cause" means a willful act or omission involving material injury to the Company, gross misconduct or fraud; willful disobedience of reasonable directives of the Board; or conviction of a felony; and (b) your employment will be deemed to have been terminated by the Company without cause if you resign following any material reduction in your compensation and benefits, title or duties (measures against those described herein) or the Company's requirement that you move your primary business location more than fifty miles from San Francisco.
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     In addition, you will receive options to purchase 921,363 shares of the
Company's Common Stock (the "First Option") pursuant to the Company's 1997 Equity Incentive Plan (the "Plan"). Twenty-five percent of such options will vest upon your commencement of employment with the Company; provided, that the Company shall have a right of repurchase of these shares at the exercise price in the event that you terminate your employment or the Company terminates your employment for cause, as reasonably and conclusively determined by the Board of Directors, during the first year of your employment. The remaining options will vest in equal amounts commencing after twelve months of continuous employment at the rate of 1/36th of such remaining options per month. All such options will vest after four years of employment at the Company. The exercise price of such options will be equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors, at a meeting of the Board of Directors following your acceptance of this offer.

     You also will receive options to purchase 230,341 shares of the Company's Common Stock pursuant to the Plan (the "Second Option," and, together with the First Option, the "Options"). These options will commence vesting on January 1, 2000 in the event that you and the Company realize all of the CEO Objectives. Realization of such objectives will reasonably and conclusively be determined by the Board of Directors. In such event, upon twelve months of continuous employment thereafter, (January 1, 2001), 25% of such options will vest. The remaining options will vest in equal amounts thereafter at the rate of 1/36th of such remaining options per month. The exercise price of such options will be equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors, at a meeting of the Board of Directors following your acceptance of this offer. If the CEO Objectives are not met by you, the option will vest in its entirety on the seventh anniversary of the option grant date if you then are a continuing employee of the Company. The CEO Objectives will be determined promptly upon your acceptance of this offer and attached to the Second Option.

     Fifty percent (50%) of the then unvested shares subject to the Options will be accelerated in the event of a Change of Control of the Company, as hereinafter defined; provided, that no shares shall vest with respect to the Second Option in the event that the Change of Control occurs or is agreed to prior to December 31, 1999; and provided further, that no shares of either Option shall be accelerated in the event that the Company determines that such acceleration may prohibit the Company from accounting for the Change of Control transaction as a "pooling of interests." For purposes of this paragraph, a Change of Control shall be as set forth in the Com-

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pany's Articles of Incorporation, which includes (i) an acquisition of the
Company by means of a merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Company.

     The Company presently provides medical and dental coverage for its employees and their eligible dependents at no additional cost. In addition, the Company presently provides its employees with vision, life, accidental death and dismemberment and disability salary continuation insurance. Benefit coverage begins on the date of your employment with the Company.

     As a condition to your employment, you will be required to sign an Employee Confidentiality Agreement. In accordance with applicable law, you also will be required to demonstrate employment eligibility, which includes verification of your identity and of your authorization to work in the United States. The Company will request this documentation on your first day at work, and such documentation must be provided no later than three business dates thereafter.

     Please understand that your employment will be voluntarily entered into and for no specific period. As a result, you will be free to resign at any time, for any reason, or for no reason. Similarly, the Company will be free to terminate your employment or this at-will employment relationship with you at any time, with or without cause, subject to the last two sentences of the second paragraph set forth above.

     The terms described in this letter shall be the terms of your employment and shall supercede any prior discussions, writings or commitments. Any additions or modifications must be in writing and signed by you and the appropriate officer of the Company. The Options shall be subject to the terms and conditions of the Options and the Plan, which terms and conditions shall be consistent with but supercede and replace the terms of this letter.

     As we have discussed, you will be elected to the Company's Board of Directors upon commencement of your employment with the Company.

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     We are confident that you have the talent, dedication and enthusiasm to help us realize our plans at Plumtree. While we recognize that there is much work to be done, we look forward to building this Company with you.

Very truly yours,


/s/ PIERRE LAMOND
--------------------------------
Pierre Lamond
Acting Chief Executive Officer


ACCEPTED AND AGREED:


/s/ JOHN KUNZE
--------------------------------
John Kunze



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